Exhibit 99.1

IA GLOBAL, INC. ANNOUNCES COMPLETION OF ALLIANCE TRANSACTION WITH LINC MEDIA INC.

SAN FRANCISCO, CA October 23, 2007/Business Wire/

IA Global, Inc. (AMEX: IAO) today announced that it that it has signed definitive agreements to acquire 100% of the outsourcing business division of LINC Media, Inc., a Tokyo, Japan-based company, and in so doing creating a strategic alliance with the LINC Media group.

Established in Tokyo in 1998, the LINC Media IT Outsourcing division provides large-scale personnel outsourcing services, particularly Help Desk Engineers, Systems Administrators, and Network Engineers on long- and short-term project-based contracts to an extensive client base that includes a number of large multinational companies.

Both IA Global and LINC Media management indicated that this transaction is the beginning of an alliance between the two companies. As part of the transaction, LINC Media will acquire stock in IA Global and will assist in continuing to manage and grow the Outsourcing operations. LINC Media’s CEO, Terrie Lloyd, has more than 17 years of experience in operating outsourcing businesses in Japan, and will remain the head of the division, in addition to his other LINC Media group responsibilities.

An interesting coincidence is that Mr. Lloyd and IA Global CEO, Derek Schneideman, are both New Zealand expatriates with strong ties to Japan. Lloyd and Schneideman have known each other for more that 15 years, but this is the first opportunity for both CEOs to work together on the same project. Mr. Lloyd said about the alliance, “We believe that IA Global has an exciting regional vision transforming it into a major multinational services company and we would like to be part of that vision. We wish to stress that we see this transaction as a step for our team to deliver services around the region, and as such all the senior members of the team are retaining their positions and will continue on with the expansion plans we initially established for ourselves. We look forward to seeing some interesting synergy with other IA Global divisions moving forward – particularly in recruiting and enlarged client base.”

The outsourcing business division acquired by IA Global is forecasting revenues on an annual basis of $4.0 million in 2007/8 and $4.8 million in 2008/9, and is forecasting net profits on those revenues. In addition, the acquisition will provide IA Global’s companies, including Global Hotline’s call centers and its recent investments in Slate Consulting and GPlus Media, with the resources and expertise required to support and expand their business.

IA Global CEO, Derek Schneideman, said, “We are delighted to announce completion of the 3rd element of our Human Capital/Human Resources strategy for Japan. The market for recruiting, job sites, people outsourcing and other related services is booming in Japan as the economy expands and the aging population reduces the labor pool. We will continue to seek additional acquisitions in the near future for our strategic initiative in the highly profitable human resources market.”

The acquisition is based on a combination of equity and debt financing. Additional information regarding the transaction can be located in IA Global’s Form 8-K filed today with the Securities and Exchange Commission.

About IA Global, Inc.

IA Global, Inc. (“IA Global”) is a strategic holding Company with a dedicated focus on growth of existing business, together with expansion through mergers and acquisitions in the Pacific Rim region. Our mission is to identify and invest in business opportunities, apply our skills and resources to nurture and enhance the performance of those businesses across key business metrics, and to deliver accelerating shareholder value.

To realize this plan, in FY 2007/8 the Company is actively expanding investments in the business process outsourcing, human capital and resources, and B2B sectors. These sectors demonstrate long-term growth prospects in which we, by applying our skills and resources can add significant value to our investments. Beyond Japan, the Company is expanding its reach to encompass Hong Kong/China, the Philippines/Singapore, and India and the outstanding growth opportunities and synergies these markets present.

In Japan, IA Global is 100% owner of Global Hotline, Inc., a Business Process Outsourcing organization, operating several major call centers providing outbound telemarketing services for telecommunications and insurance products. Since our acquisition of the Global Hotline in June 2005, this business has expanded rapidly with the signing of significant multi-year contracts with major corporations. With these revenue streams in place, revenues in 2007/8 are expected to approximately double year on year.

In the Asia Pacific region, the Company has equity investments of 25.0% in GPlus Media Co Ltd, 20.25% in Slate Consulting Co Ltd and 36.0% in Australian Secured Financial Limited and is a 100% owner of Global Outsourcing Co Ltd.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Specifically, the comments concerning the profitability, revenue growth and potential new contracts of Global Hotline, LINC Media Inc. revenues and target sectors and markets are forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital to support our operations and projections of revenues and profitability for the significant contracts. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.